EXHIBIT 99.1

8-SEP-10
MediaMind Announces Exercise of Overallotment Option in Common Stock Offering

New York, NY – September 8, 2010 – MediaMind (NASDAQ: MDMD), the leading independent provider of digital solutions, today announced that the underwriters of its initial public offering have partially exercised their option to purchase additional shares of common stock from the company to cover overallotments, and will purchase 413,703 shares.

The exercise of the overallotment option brings the total number of shares of common stock to be sold in the initial public offering to 5,413,703. MediaMind offered all of the shares in the offering.  The aggregate net proceeds received by the company, including from the overallotment option, are expected to be approximately $56.3 million, after deducting the underwriting discount and estimated offering expenses payable by the company.

J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. served as joint bookrunners for the offering. The co-managers of the offering were Stifel Nicolaus Weisel, Pacific Crest Securities LLC and ThinkEquity LLC.

About MediaMind

MediaMind is a global provider of digital advertising solutions that optimize the use of media, creative and data for enhanced performance.  Our unique platform incorporates display ad serving, search, rich media, video, dynamic ads, mobile and emerging media; providing marketers with a cross-channel view of ad campaigns. Our leading Eyeblaster Rich Media and Video capabilities service the most innovative and inspiring global digital campaigns.

The company is committed to publisher-neutrality to assure the broadest range of media choices for its customers. MediaMind is certified and complies with the three IAB measurement guidelines: ad serving, video and rich media.

Headquartered in New York, MediaMind has over 35 representation offices across all major markets worldwide.  In 2009, MediaMind delivered campaigns for over 7,000 brands, serving approximately 3,350 agencies across over 5,150 global web publishers in 55 countries worldwide. Learn more at: http://www.mediamind.com.

Contact:

Sarit Firon, CFO
MediaMind
sarit.firon@mediamind.com
646.437.3754